Exhibit 99.1

Company Contact:	Investor Relations Contact:
Ultralife Corporation	LHA
Philip A. Fain	Jody Burfening
(315) 210-6110	(212) 838-3777
pfain@ulbi.com	jburfening@lhai.com

Ultralife Corporation Closes New $30 Million Senior Secured Revolving Credit Facility

NEWARK, N.Y. – May 31, 2017 -- Ultralife Corporation (NASDAQ: ULBI) has closed on a three-year $30 million senior secured revolving credit facility with a $20 million accordion feature with KeyBank National Association (“KeyBank”). This facility replaces the Company’s $20 million asset-based revolving credit facility that had expired on May 24, 2017.

Borrowings under the facility will bear interest based on LIBOR plus 185 basis points and may vary depending on the Company meeting certain financial criteria.

“Upgrading to a cash-flow based credit facility of greater size enhances our preparedness to seize new growth opportunities organically and through acquisitions, and invest strategic cap-ex to increase our competitive advantage. With greater financial flexibility, we are better positioned to accelerate the operating leverage benefits of our now validated business model,” said Michael D. Popielec, Ultralife’s President and Chief Executive Officer. “The new facility demonstrates our success in significantly improving our liquidity through profitable growth and effective working capital management. Indicative of our strengthened financial position, as of the end of our first quarter and for the trailing twelve-month period, we reported EPS of $0.32 and an EBITDA margin of 10.2%, along with $13.7 million of cash and no debt. KeyBank is the ideal partner for us and we look forward to forging a strong relationship with them.”

About Ultralife Corporation

Ultralife Corporation serves its markets with products and services ranging from power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government, defense and commercial customers across the globe.

Headquartered in Newark, New York, the Company's business segments include Battery & Energy Products and Communications Systems. Ultralife has operations in North America, Europe and Asia. For more information, visit www.ultralifecorporation.com.